Exhibit 16.1

SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

August 5, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated August 5, 2011 of InstaCare Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal, except for the Company’s statement that our dismissal was a “result of dissatisfaction with the quality of professional services” rendered by our firm. We cannot confirm the Company’s true reasons for dismissing us, but after analyzing our conduct we have concluded that InstaCare’s dissatisfaction is really misplaced frustration: frustration with both accounting standards and with its inability to prepare financial statements in a timely manner.

We cannot confirm or deny that the appointment of Weaver & Martin LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351